Exhibit 2.4
DESCRIPTION OF SECURITIES
This exhibit summarizes the material provisions of ABB Ltd’s

(the “Company” or “ABB”) Articles of
Incorporation and the Swiss Code of Obligations relating

to the shares of ABB Ltd, and ABB Ltd’s
Amended and Restated Deposit Agreement dated May 7, 2001 (the

“Deposit Agreement”). The
description is only a summary and is qualified in its entirety by ABB Ltd’s Articles of Incorporation,
ABB Ltd’s filings with the commercial register of the Canton of Zurich (Switzerland) and Swiss statutory
law.
Registration and Business Purpose
ABB Ltd was registered as a corporation ( Aktiengesellschaft ) in the commercial register of the
Canton of Zurich (Switzerland) on March 5, 1999, under

the name of “New ABB Ltd” and its name was
subsequently changed to “ABB Ltd”.
Our Shares
ABB Ltd’s shares are registered shares ( Namenaktien ) with a par value of CHF 0.12 each. ABB’s ordinary share capital (including treasury shares) as registered with the Commercial Register amounts to
CHF 246,377,791.68,

divided into 2,053,148,264 fully paid registered shares

with a par value of CHF 0.12
per share.
The shares are fully paid and non-assessable. The shares

rank pari passu in all respects with
each other, including in respect

of entitlements to dividends, to a share of the liquidation

proceeds in the
case of a liquidation of ABB Ltd, to advance subscription

rights and to pre-emptive rights.
Each share carries one vote in ABB Ltd’s general

shareholders’

meeting. Voting rights may

be
exercised only after a shareholder has been recorded in ABB

Ltd’s share register (
Aktienbuch ) as a
shareholder with voting rights, or with Euroclear Sweden AB in

Sweden, which maintains a subregister of
ABB Ltd’s share register.

Euroclear Sweden AB is an authorized central securities

depository under the
Swedish Act on Registration of Financial Instruments and carries out, among other things, the duties of
registrar for Swedish companies listed on the NASDAQ

OMX Stockholm Exchange. Registration with
voting rights is subject to the restrictions described in “Transfer of Shares”.
The shares are not issued in certificated form and are held in collective custody at SIX SIS AG.
Shareholders do not have the right to request printing

and delivery of share certificates (
aufgehobener
Titeldruck
), but may at any time request ABB Ltd to issue a confirmation of the number of registered
shares held.
Right to vote
A shareholder may be represented at the Annual General

Meeting by its legal representative, by
another shareholder with the right to vote or by the independent proxy elected by the shareholders
( unabhängiger Stimmrechtsvertreter
). If the Company does not have an independent proxy,

the Board of
Directors shall appoint the independent proxy for the next

General Meeting of Shareholders. All shares
held by one shareholder may be represented by one representative only.
For practical reasons shareholders must be registered

in the share register no later than 6
business days before the general meeting in order to be entitled to vote. Except for the cases described
under “Limitations on transferability of shares and nominee

registration” below,

there are no voting rights
restrictions limiting ABB’s shareholders’ rights.
There is no provision in ABB Ltd’s Articles of Incorporation requiring a quorum for the holding of
shareholders’ meetings.

Resolutions and elections usually require the approval

of an “absolute majority” of the shares
represented at a shareholders’ meeting (i.e. a majority of the shares represented at the shareholders’
meeting with abstentions having the effect of votes

against the resolution). If the first ballot fails to result in an election and more than one candidate is standing for

election, the presiding officer will order a second
ballot in which a relative majority (i.e. a majority of the votes)

shall be decisive.
A resolution passed with a qualified majority (at least two thirds)

of the shares represented at a
shareholders’ meeting is required for:
•

a modification of the purpose of ABB Ltd,
•

the creation of shares with increased voting powers,
•

restrictions on the transfer of registered shares and the removal of those restrictions,
•

restrictions on the exercise of the right to vote and the removal of those restrictions,
•

an authorized or conditional increase in share capital,
•

an increase in share capital through the conversion

of capital surplus, through an in-kind
contribution or in exchange for an acquisition of property,

and the grant of special benefits,
•

the restriction or denial of pre-emptive rights,
•

a transfer of ABB Ltd’s place of incorporation,

and
•

ABB Ltd’s dissolution.
Shareholders’ dividend rights
The unconsolidated statutory financial statements of

ABB Ltd are prepared in accordance with
Swiss law. Based on these

financial statements, dividends may be paid only if ABB

Ltd has sufficient
distributable profits from previous years or sufficient

free reserves to allow the distribution of a dividend.
Swiss law requires that ABB Ltd retain at least 5 percent

of its annual net profits as legal reserves until
these reserves amount to at least 20 percent of ABB Ltd’s

share capital. Any net profits remaining in
excess of those reserves are at the disposal of the shareholders’

meeting.
Under Swiss law, ABB Ltd

may only pay out a dividend if it has been proposed by

a shareholder
or the Board of Directors and approved at a general meeting

of shareholders, and the auditors confirm
that the dividend conforms to statutory law and ABB’s

Articles of Incorporation. In practice, the
shareholders’ meeting usually approves dividends as proposed by the Board of Directors.
Dividends are usually due and payable no earlier than two trading days after the shareholders’
resolution and the ex
‑
date for dividends is normally two trading days after the

shareholders’ resolution
approving the dividend. Dividends are paid out to the holders that are registered on the record date.
Euroclear administers the payment of those shares registered with it. Under Swiss law,

dividends not
collected within five years after the due date accrue to ABB Ltd and are allocated to its other reserves. As
ABB Ltd pays cash dividends, if any,

in Swiss francs (subject to the exception for certain shareholders in
Sweden described below), exchange rate fluctuations

will affect the U.S. dollar amounts received by
holders of ADSs upon conversion of those cash dividends

by Citibank, N.A., the depositary,

in accordance
with the Deposit Agreement.

For shareholders who are residents of Sweden, ABB has

established a dividend access facility
(for up to 600,004,716 shares). With respect to any annual dividend payment for which this facility is made
available, shareholders who register with Euroclear may

elect to receive the dividend from ABB Norden
Holding AB in Swedish krona (in an amount equivalent to the dividend paid in Swiss francs) without
deduction of Swiss withholding tax. For further information on the dividend access facility,

see ABB’s
Articles of Incorporation.
Transfer of Shares
The transfer of shares is effected by corresponding

entry in the books of a bank or depository
institution. An acquirer of shares must file a share registration form in order to be registered in ABB Ltd’s
share register as a shareholder with voting rights. Failing

such registration, the acquirer will not be able to
participate in or vote at shareholders’

meetings, but will be entitled to dividends, pre-emptive

and
advanced subscription rights, and liquidation proceeds.
An acquirer of shares will be recorded in ABB Ltd’s

share register with voting rights upon
disclosure of its name and address. However,

ABB Ltd may decline a registration with voting rights if the shareholder does not declare that it has acquired the shares in its own name and for its own account. If
the shareholder refuses to make such declaration, it will be registered as a shareholder without voting
rights. A person failing to declare in its registration application that it holds shares for its own account (a
nominee), will be entered in the share register with voting rights,

provided that such nominee has entered
into an agreement with ABB concerning its status, and further provided that the nominee is subject to
recognized bank or financial market supervision.
After having given the registered shareholder or nominee

the right to be heard, the Board of
Directors may cancel registrations in the share register

retroactively to the date of registration if such
registrations were made on the basis of incorrect information. The relevant shareholder or nominee will be
informed promptly as to the cancellation. The Board of

Directors will oversee the details and issue the
instructions necessary for compliance with the preceding

regulations. In special cases, it may grant
exemptions from the rule concerning nominees.
Acquirers of registered shares who have chosen to have

their shares registered in the share
register with Euroclear Sweden AB are not requested to file

a share registration form or declare that they
have acquired the shares in their own name and for their

own account in order to be registered as a
shareholder with voting rights. However,

in order to be entitled to vote at a shareholders’

meeting those
acquirers need to be entered in the Euroclear Sweden

AB share register in their own name no later than
six business days prior to the shareholders’

meeting. Holders of such shares are also able to attend
shareholders’ meetings. Uncertificated shares registered with

Euroclear Sweden AB may be pledged in
accordance with Swedish law.

Except as described in this subsection, neither the Swiss

Code of Obligations nor ABB Ltd’s
Articles of Incorporation limit any right to own ABB Ltd’s

shares, or any rights of non-resident or foreign
shareholders to exercise voting rights of ABB Ltd’s

shares.

Pre-emptive Rights
Shareholders of a Swiss corporation have certain pre-emptive rights to subscribe for new shares
issued in connection with capital increases in proportion to the nominal amount of their shares held. A
resolution adopted at a shareholders’

meeting with a supermajority of two-thirds of the shares represented may, however,

repeal, limit or suspend (or authorize the board of directors to repeal, limit or suspend)
pre-emptive rights for cause. Cause includes an acquisition

of a business or a part thereof, an acquisition
of a participation in a company or the grant of shares to

employees. In addition, based on Article 4bis
para. 1 and para. 4 of ABB Ltd’s Articles of Incorporation,

pre-emptive rights of the shareholders are
excluded in connection with the issuance of convertible

or warrant-bearing bonds or other financial market
instruments, shares to employees of ABB issued out of

ABB Ltd’s contingent share capital or the grant

of
warrant rights to shareholders, or may be restricted or

denied by the Board of Directors of ABB Ltd under
certain circumstances as set forth in Article 4ter of ABB

Ltd’s Articles of Incorporation.
Advance Subscription Rights
Shareholders of a Swiss corporation may have an advance

subscription right with respect to
bonds and other instruments issued in connection with

options or conversion rights for shares if such
option or conversion rights are based on the corporation’s

conditional capital. However,

the shareholders’
meeting can, with a supermajority of two-thirds of the shares represented at the meeting, exclude or
restrict (or authorize the board of directors to exclude

or restrict) such advance subscription rights for
cause.
Repurchase of Shares
Swiss law limits a corporation’s ability to repurchase

or hold its own shares. ABB Ltd and its
subsidiaries may only repurchase shares if ABB Ltd has

sufficient freely distributable reserves to pay the
purchase price, and the aggregate nominal value of such

shares does not exceed 10 percent of ABB Ltd’s
total share capital. Furthermore, ABB Ltd must create a special reserve on its balance sheet in the amount
of the purchase price of the acquired shares. Such shares

held by ABB Ltd or its subsidiaries do not carry
any rights to vote at shareholders’

meetings, but are entitled to the economic benefits applicable to the
shares generally and are considered to be “outstanding”

under Swiss law.
Notices
Written communication by ABB Ltd to its shareholders

will be sent by ordinary mail to the last
address of the shareholder or authorized recipient entered

in the share register. To

the extent that
personal notification is not mandated by law,

all communications to the shareholders are validly made

by
publication in the Swiss Official Gazette of Commerce

(
Schweizerisches Handelsamtsblatt
). To

the extent
required by the listing rules of the SIX Swiss Exchange,

the NASDAQ OMX Stockholm Exchange, or the
New York

Stock Exchange, notices will be published in accordance

with the rules of those exchanges.

All
such shareholder notices will also be published on ABB

’s website.
Duration, Liquidation and Merger
The duration of ABB Ltd as a legal entity is unlimited.

It may be dissolved at any time by a
shareholders’ resolution which must be approved by a

supermajority of two-thirds of the shares
represented at the general meeting of shareholders (this

supermajority requirement applies in the event of
a dissolution by way of liquidation or a merger where ABB

Ltd is not the surviving entity). Dissolution by
court order is possible if it becomes bankrupt or if holders of at least 10 percent of its share capital
registered in the commercial register can establish cause

for dissolution.
Under Swiss law, any surplus

arising out of a liquidation of a corporation (after the settlement of
all claims of all creditors) is distributed to the shareholders in proportion to the paid-up par value of shares
held, but

this surplus is subject to Swiss withholding tax

of 35 percent.

Disclosure of Major Shareholders
Under the Swiss Financial Market Infrastructure Act, shareholders and groups of shareholders
acting in concert who directly or indirectly acquire or sell shares of a listed Swiss corporation or rights
based thereon and thereby reach, exceed or fall below

the thresholds of 3 percent, 5 percent, 10 percent,
15 percent, 20 percent, 25 percent, 33
1
/
3

percent, 50 percent or 66
2
/
3

percent of the voting rights of the
corporation must notify the corporation and the exchange(s)

in Switzerland on which such shares are
listed of such holdings in writing within four trading days,

whether or not the voting rights can be
exercised. Following receipt of such a notification, the corporation must inform the public within two
trading days.
An additional disclosure requirement exists under the Swiss Code of Obligations, according to
which ABB Ltd must disclose individual shareholders

and groups of shareholders acting in concert and
their shareholdings if they hold more than 5 percent of

all voting rights and ABB Ltd knows or has reason
to know of such major shareholders. Such disclosures

must be made once a year in the notes to the
financial statements as published in its annual report.
Mandatory Offering Rules
Under the Swiss Financial Market Infrastructure Act, shareholders and groups of shareholders
acting in concert who acquire more than 33
1
/
3

percent of the voting rights (whether exercisable

or not) of a
listed Swiss company have to submit a takeover bid to

all remaining shareholders unless the articles of
incorporation of the company provide for an alteration

of this obligation. ABB Ltd’s Articles of Incorporation
do not provide for any alterations of the acquiror’s

obligations under the Swiss Financial Market
Infrastructure Act. The mandatory offer obligation

may be waived under certain circumstances, for
example if another shareholder owns a higher percentage

of voting rights than the acquiror.

A waiver from
the mandatory bid rules may be granted by the Swiss

Takeover

Board. If no waiver is granted, the
mandatory takeover bid must be made pursuant to the

procedural rules set forth in the Swiss Financial
Market Infrastructure Act and the implementing ordinances.
Other than the rules discussed in this section and in the section above entitled “—Duration,
Liquidation and Merger” and as disclosed from time to time

in our Annual Report on Form 20-F with
respect to Shareholders’ Meetings (which reflect mandatory

provisions of Swiss law), no provision of
ABB Ltd’s Articles of Incorporation would operate

only with respect to a merger,

acquisition or corporate
restructuring of ABB (or any of its subsidiaries) and have

the effect of delaying, deferring or preventing a
change in control of ABB.
Cancellation of Remaining Equity Securities
Under Swiss law, any offeror

who has made a tender offer for the shares of

a Swiss target
company and who, as a result of such offer,

holds more than 98 percent of the voting rights

of the target
company, may petition

the court to cancel the remaining equity securities. The corresponding petition
must be filed against the target company within three

months after the lapse of the offer period. The
remaining shareholders may join in the proceedings. If

the court orders cancellation of the remaining
equity securities, the target company will reissue the equity securities and deliver such securities to the
offeror against performance of the offer for

the benefit of the holders of the cancelled equity securities.
American Depositary Shares
American Depositary Shares
The Company’s American Depositary Shares (each

representing one registered share of ABB
Ltd) are referred to as “ADSs”. Citibank, N.A. is the

depositary bank (the “Depositary”) of the Company’s
ADS program and its principal executive office is

388 Greenwich Street, New York,

New York

10013.

Voting the Deposited Securities
Holders generally have the right under the Deposit Agreement to instruct the Depositary to vote
the number of deposited shares represented by their ADSs.

At the Company’s request, the Depositary

will
distribute to holders as of a specified record date a notice of meeting or solicitation of consent or proxies
together with information explaining how to instruct the Depositary to exercise the voting rights of the
shares represented by ADSs. Upon the timely receipt

of voting instructions from a holder of ADSs as of
the specified record date in the manner specified by the

Depositary, the Depositary

must endeavor,
insofar as practicable and permitted under applicable law and the provisions of the Articles of
Incorporation of the Company and the provisions of the

shares, to vote, or cause Citibank, N.A. – Zurich
(the “Custodian”) to vote, the shares represented by such

holder’s ADSs in accordance with such
instructions.

If the Depositary timely receives voting instructions from

a holder that fail to specify the manner in
which the Depositary is to vote the shares represented by

such holder’s ADSs, the Depositary will deem
such holder (unless otherwise specified in the notice distributed to holders) to have instructed the
Depositary to vote in favor of the proposals of the Board

of Directors in respect of the items set forth on
the agenda for the relevant meeting. Shares represented by

ADSs for which no timely voting instructions
are received by the Depositary from the holder will not

be voted. Notwithstanding the foregoing, if the
Depositary receives a request from the Company less than

30 days but at least 10 days prior to a meeting
or proxy or consent solicitation, the Depositary,

subject to certain conditions, must distribute to holders

as
of the specified record date an information statement

which describes for such holders the matters to be
voted on at such meeting. Under these circumstances,

the Depositary will not be responsible for the
inability of any holder to exercise its right to vote.

Distributions of Cash
Whenever the Depositary receives confirmation from the Custodian of receipt of any cash
dividend or other cash distribution on any shares, or receives proceeds from the sale of any shares or of
any entitlements held in respect of shares under the terms

of the Deposit Agreement, the Depositary will
arrange for the funds to be converted into U.S. dollars

and for the distribution of the U.S. dollars to holders
entitled thereof as of a specified record date in proportion to the number of ADSs held as of such record
date. The distribution of cash will be made net of the fees, expenses,

taxes and governmental charges
payable by holders under the terms of the Deposit Agreement. The

Depositary must distribute only such
amount, however, as can

be distributed without attributing to any holder a fraction

of one cent, and any
balance not so distributable must be held by the Depositary

(without liability for interest thereon) and must
be added to and become part of the next sum received

by the Depositary for distribution to holders of
ADSs then outstanding at the time of the next distribution.

Alternatively, the funds

that the Depositary
holds must be escheated as unclaimed property in accordance

with applicable law.
Distributions of Shares

If any distribution upon any deposited shares consists of a

dividend in, or free distribution of,
shares, the Company must cause such shares to be deposited

with the Custodian and registered, as the
case may be, in the name of the Depositary,

the Custodian or their respective nominees. Upon receipt

of
confirmation of such deposit from the Custodian, the Depositary must, subject to and in accordance with
the Deposit Agreement, distribute to the holders as of

a specified record date in proportion to the number
of ADSs held as of such date, additional ADSs, which represent in aggregate the number of shares
received as such dividend, or free distribution, subject

to the terms of the Deposit Agreement. If additional
ADSs are not so distributed, each ADS issued and outstanding after the specified record date must, to the
extent permissible by law,

also represent the additional integral number of shares

distributed upon the
shares represented thereby.

The distribution of shares or the modification of the ADS-to-share ratio upon a distribution of
shares will be made net of fees, expenses, taxes and governmental charges payable by holders under the
terms of the Deposit Agreement. Only whole new ADSs

will be distributed. Fractional entitlements will be
sold and the proceeds of such sale will be distributed

as in the case of a cash distribution.

Elective Distributions in Cash or Shares
Whenever the Company intends to distribute a dividend payable at the election of the holders
either in cash or in additional shares, the Company must

give prior notice thereof to the Depositary and
will indicate whether the Company wishes the elective distribution to be made available to holders of
ADSs. In such case, the Company will assist the Depositary

in determining whether such distribution is
lawful and reasonably practicable and the means by which

such elective distribution can be made
available. The Depositary will make the election available

to the holders only if it is reasonably practicable
and the Company has provided all documentation contemplated

in the Deposit Agreement. In such case,
the Depositary will establish procedures to enable the

holders to elect to receive either cash or additional
ADSs, in each case as described in the Deposit Agreement.

Distribution of Rights to Purchase Additional Shares
Whenever the Company intends to distribute to holders

rights to subscribe for additional shares,
the Company must promptly give notice thereof to the

Depositary stating whether or not it wishes such
rights to be made available to holders of ADSs. Upon the

timely receipt of the Company's notice indicating
that the Company wishes such rights to be made available

to holders of ADSs, the Depositary must
consult with the Company to determine, and the Company

must assist the Depositary in its determination,
whether it is lawful and reasonably practicable to make

such rights available to the holders and the means
of making such rights available to the holders. The Depositary will establish procedures to distribute rights
to purchase additional ADSs to holders to exercise such

rights if it is lawful and reasonably practicable to
make the rights available to holders of ADSs, and if the

Company provides all of the documentation
contemplated in the Deposit Agreement (such as opinions

to address the lawfulness of the transaction).
Holders may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new
ADSs upon the exercise of the holders’ rights. The Depositary is not obligated to establish procedures to
facilitate the distribution and exercise by holders of rights to purchase shares other than in the form of
ADSs. The Depositary will not distribute rights to a holder

if the Company does not timely request that the
rights be distributed to the holder or the Company requests

that the rights not be distributed to the holder;
or if the Company fails to deliver satisfactory documents

to the Depositary,

or it is not reasonably
practicable to distribute the rights. The Depositary will sell the rights that are not exercised or not
distributed if such sale is lawful and reasonably practicable.

The proceeds of such sale will be distributed
to holders as in the case of a cash distribution. If the Depositary is unable to sell the rights, it will allow the
rights to lapse.

Notices and Reports
The Depositary will, at the expense of the Company,

make available a copy of any notices,
reports or communications issued by the Company and

delivered to the Depositary for inspection by the
holders of the receipts evidencing the ADSs representing

such shares governed by such provisions at the
Depositary's principal office, at the office

of the Custodian and at any other designated transfer office.

Changes Affecting Deposited Securities

The shares held on deposit for holders’ ADSs may change

from time to time. For
example, there may be a change in nominal or par value, split-up,

cancellation, consolidation or any other
reclassification of such shares or a recapitalization, reorganization,

merger, consolidation

or sale of assets
of the Company. If any

such change were to occur,

the holders’ ADSs would, to the extent permitted by
law, represent the right to receive

the property received or exchanged in respect

of the shares held on
deposit. The Depositary may in such circumstances deliver

new ADSs to the holders, amend the Deposit
Agreement, the receipts, and the applicable registration statement(s)

on Form F-6, call for the exchange
of the holders’ existing ADSs for new ADSs and take

any other actions that are appropriate to reflect as to
the ADSs the change affecting the shares. If the Depositary

may not lawfully distribute such property to
the holders, the Depositary may sell such property and

distribute the net proceeds to the holders as in the
case of a cash distribution.

Amendment or Termination

of Deposit Agreement
The Company may agree with the Depositary to modify the Deposit

Agreement without the prior
written consent of the holders or beneficial owners. The Company will give holders 30 days’ prior notice of
any modifications that would materially prejudice any of

their substantial rights under the Deposit
Agreement. The Company does not consider to be materially

prejudicial to the holders’ substantial rights
any modifications or supplements that are reasonably

necessary for the ADSs to be registered under the
Securities Act of 1933, as amended (the “Securities Act”)

or to be eligible for book-entry settlement, in
each case, without imposing or increasing the fees and

charges holders are required to pay.

In addition,
the Company may not be able to provide the holders with

prior notice of any modifications or supplements
that are required to accommodate compliance with applicable

provisions of law. Holders

will be bound by
modifications to the Deposit Agreement if they continue

to hold ADSs after the modifications to the
Deposit Agreement become effective. The Deposit

Agreement cannot be amended to prevent a holder
from withdrawing the shares represented by its ADSs

(except as permitted by law). The Company has the
right to direct the Depositary to terminate the Deposit

Agreement. Similarly,

the Depositary may in certain
circumstances on its own initiative terminate the Deposit Agreement.

In either case, the Depositary must
give notice to the holders at least 30 days before termination.

Until termination, the holders’ rights under
the Deposit Agreement will be unaffected.

After termination, the Depositary will continue to collect

dividends and other distributions
received (but will not distribute any such property until

holders request the cancellation of their ADSs) and
may sell the securities held on deposit. After the sale,

the Depositary will hold the proceeds from such
sale and any other funds then held for the holders of ADSs

in a non-interest bearing account. At that point,
the Depositary will have no further obligations to holders

other than to account for the funds then held for
the holders of ADSs still outstanding (after deduction of

applicable fees, taxes and expenses).

Inspection of Books and Records
The Depositary (or any bank or trust company appointed

by the Depository in accordance with the
Deposit Agreement, the “registrar”) must keep books

for the registration of issuances and transfers of
receipts, which at all reasonable times must be open for

inspection by the Company and by the holders of
such receipts, provided that such inspection must not be,

to the registrar’s knowledge, for the purpose of
communicating with holders of such receipts in the interest

of a business or object other than the business
of the Company or other than a matter related to the Deposit

Agreement or the receipts. The registrar may
close the transfer books with respect to the receipts, at

any time or from time to time, when deemed
necessary or advisable by it in good faith in connection

with the performance of its duties under the
Deposit Agreement, or at the reasonable written request

of the Company subject, in all cases, to the terms
of the Deposit Agreement.

Transfer,

Combination and Split Up of Receipts
Holders will be entitled to transfer,

combine or split up receipts and the shares evidenced

thereby.
For transfers of receipts, holders will have to surrender

the receipt to be transferred to the Depositary and
also must:
•

ensure that the surrendered receipt is properly endorsed or otherwise in proper form for
transfer;
•

provide such proof of identity and genuineness of signatures as the Depositary deems
appropriate;
•

provide any transfer stamps required by the State of New

York

or the United States; and
•

pay all applicable fees, charges, expenses, taxes and

other government charges payable by
holders pursuant to the terms of the Deposit Agreement,

upon the transfer of receipts.
To

have receipts either combined or split up, holders

must surrender the receipts in question to
the Depositary with a request to have them combined

or split up, and must pay all applicable fees,
charges and expenses payable by receipt holders, pursuant to the terms of the Deposit Agreement, upon
a combination or split up of receipts.
Withdrawal of Shares Upon Cancellation of ADSs
Holders are entitled to present ADSs to the Depositary

for cancellation and then receive the
corresponding number of underlying shares at the Custodian's offices. A holder’s ability to withdraw the
shares held in respect of the ADSs may be limited by

Swiss law considerations applicable at the time of
withdrawal. In order to withdraw the shares represented

by ADSs, a holder will be required to pay to the
Depositary the fees for cancellation of ADSs and any

charges and taxes payable upon the transfer of the
shares. Holders assume the risk for delivery of all funds

and securities upon withdrawal. Once canceled,
the ADSs will not have any rights under the Deposit Agreement.
The Depositary may ask a holder to provide proof of identity and genuineness of any signature
and such other documents as the Depositary may deem appropriate before it will cancel ADSs. The
withdrawal of the shares represented by the ADSs may

be delayed until the Depositary receives
satisfactory evidence of compliance with all applicable

laws and regulations. The Depositary will only
accept ADSs for cancellation that represent a whole number

of securities on deposit.
A holder will have the right to withdraw the securities represented by ADSs at any time except as
a result of:
•

temporary delays that may arise because (i) the transfer

books for the shares or ADSs are
closed, or (ii) shares are immobilized on account of a shareholders'

meeting or a payment of
dividends;
•

obligations to pay fees, taxes and similar charges; and/or
•

restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of
securities on deposit.
Limitation on Liability
The Deposit Agreement limits the Company’s

obligations and the Depositary’s obligations

to
holders. Specifically:

•

The Company and the Depositary are obligated only to

take the actions specifically stated in
the Deposit Agreement without negligence or bad faith.

•

The Depositary disclaims any liability for any failure to carry out voting instructions, for any
manner in which a vote is cast or for the effect of

any vote, provided it acts in good faith and in
accordance with the terms of the Deposit Agreement.

•

The Depositary disclaims any liability for any failure to determine the lawfulness or practicality
of any action, for the content of any document forwarded to

holders on the Company’s behalf
or for the accuracy of any translation of such a document,

for the investment risks associated
with investing in shares, for the validity or worth of the

shares, for any tax consequences that
result from the ownership of ADSs, for the credit-worthiness of any third party, for

allowing
any rights to lapse under the terms of the Deposit Agreement, for the timeliness of any of the
Company’s notices or for its failure to give notice.

•

The Company and the Depositary will not be obligated

to perform any act that is inconsistent
with the terms of the Deposit Agreement.

•

The Company and the Depositary disclaim any liability

if the Company or the Depositary are
prevented or forbidden from or subject to any civil or

criminal penalty or restraint on account
of, or delayed in, doing or performing any act or thing required by the terms of the Deposit
Agreement, by reason of any provision, present or future of

any law or regulation of the United
States, Switzerland, or any other country,

or by reason of present or future provision of any
provision of the Company’s Articles of Incorporation,

or any provision of or governing the
securities on deposit, or by reason of any act of God or war or other circumstances beyond
the Company’s control.

•

The Company and the Depositary disclaim any liability

by reason of any exercise of, or failure
to exercise, any discretion provided for in the Deposit

Agreement or in the Company’s Articles
of Incorporation

or in any provisions of or governing the securities on deposit.

•

The Company and the Depositary further disclaim any

liability for any action or inaction in
reliance on the advice or information received from legal

counsel, accountants, any person
presenting shares for deposit, any holder of ADSs or authorized representatives thereof, or
any other person believed by either of us in good faith

to be competent to give such advice or
information.

•

The Company and the Depositary also disclaim liability

for the inability by a holder to benefit
from any distribution, offering, right or other benefit

that is made available to holders of shares
but is not, under the terms of the Deposit Agreement, made available to holders of ADSs.

•

The Company and the Depositary may rely without any

liability upon any written notice,
request or other document believed to be genuine and

to have been signed or presented by
the proper parties.

•

The Company and the Depositary also disclaim liability

for any consequential or punitive
damages for any breach of the terms of the Deposit Agreement.

•

No disclaimer of any Securities Act liability is intended

by any provision of the Deposit
Agreement.